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                                                         Exhibit 99.1

FOR: PW Eagle, Inc.                                      FOR IMMEDIATE RELEASE
     222 South Ninth Street, Suite 2880                  ---------------------
     Minneapolis, MN 55402
     (Nasdaq-NMS: "PWEI")
     CONTACT: William H. Spell
     Chief Executive Officer, PW Eagle, Inc.
     612/305-0339


                      PW Eagle Announces Restructuring Plan

          Company Cites Plan Savings, Better Positioning to Participate
                          in Eventual Industry Upswing

MINNEAPOLIS -- July 26, 2001 -- PW Eagle, Inc. (Nasdaq-NMS: "PWEI") today announced a restructuring plan that includes permanently closing its Hillsboro, Oregon manufacturing facility, temporarily ceasing operations at its Phoenix, Arizona manufacturing facility until product demand requires the additional capacity and initiating further cost reduction and profit improvement programs. The restructuring plan will eliminate 113 jobs or about 14% of the Company's workforce and is expected to produce annual savings in excess of $7.0 million. The Company anticipates that it will take a restructuring charge of approximately $2.1 million in the third quarter of this year.

William Spell, PW Eagle chief executive officer commented, "Restructuring became essential in this weak economy, which has reduced the demand for plastic pipe and has lowered industry margins. While these economic times and this restructuring present a significant challenge for the Company and especially for the employees affected by this strategically necessary move, we believe that our Company will emerge from this transition better able to support our customers, more efficient and better prepared to enjoy the growth and profitability in our industry when the economic conditions improve."

INFORMATION IN THIS PRESS RELEASE IS FORWARD-LOOKING INFORMATION - ACTUAL RESULTS MAY DIFFER PW Eagle, Inc.'s statements in this press release regarding the expected $7.0 million annual savings from its plan, the expected $2.1 million restructuring charge and the statement made in this press release by William H. Spell stating that the "Company will emerge from this transition better able to support our customers, more efficient and better prepared to enjoy the growth and profitability in our industry when the economic conditions improve." are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act.

These statements made by the Company and Mr. Spell involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and forecasted in this press release. Actual results could differ as a result of: (i) a further slowdown of economic growth in the United States, particularly west of the Mississippi; (ii) the failure of the Gross Domestic Product to grow beyond its second quarter level; (iii) an increase in interest rates or the failure of the Federal Reserve to lower interest rates further; (iv) a decline in the construction of commercial and residential building; (v) a decline in our raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe.

PW Eagle, Inc. is a leading extruder of PVC pipe and polyethylene tubing products. The Company operates ten manufacturing facilities in the midwestern and western United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".

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